SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to ss.240.14a-12

                   NORTH AMERICAN GALVANIZING & COATINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|X|  No fee required

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)    Title of each class of securities to which transaction applies:
            ____________________________________________________________________
     (2)    Aggregate number of securities to which transaction applies:
            ____________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount Previously Paid:
            ____________________________________________________________________
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            ____________________________________________________________________
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            ____________________________________________________________________
     (4)    Date Filed:
            ____________________________________________________________________

NORTH AMERICAN GALVANIZING & COATINGS, INC.


APRIL 29, 2005



                          ANNUAL MEETING - MAY 26, 2005


Dear Stockholder:

           You are cordially invited to attend North American Galvanizing & Coatings, Inc.'s Annual Meeting of Stockholders on Thursday, May 26, 2005 at 10:00 a.m. The Annual Meeting will be held at 815 Connecticut Avenue NW, Suite 1200, in Washington, D.C.

           The business expected to be conducted at the Annual Meeting is presented in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Members of management will report on our operations and our outlook for the future. After the business presentation, the directors and management will be available for your questions.

           Regardless of whether you plan to attend the Annual Meeting in person, please vote your shares by proxy. The enclosed proxy card contains directions for voting your shares by mail, by using the Internet or by telephone. Please ensure that your shares will be represented at the Annual Meeting by voting now. Your vote is important, either in person or by proxy.

           On behalf of the Board of Directors, thank you for your continued interest in North American Galvanizing & Coatings, Inc. We look forward to seeing you at our Annual Meeting.


                                   Sincerely,



                                   Ronald J. Evans
                                   President and Chief Executive Officer






NORTH AMERICAN GALVANIZING & COATINGS, INC.   2250 E. 73rd Street, Ste. 300
                         Tulsa, Oklahoma 74136-6832 USA

918-494-0964                   Fax  918-494-3999                  www.nagalv.com

                   NORTH AMERICAN GALVANIZING & COATINGS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Notice is hereby given that the Annual Meeting of Stockholders of North American Galvanizing & Coatings, Inc., a Delaware corporation, will be held at 815 Connecticut Avenue NW, Suite 1200, Washington, D.C., on Thursday May 26, 2005 at 10:00 a.m., local time, for the purpose of:

     1.   Electing six directors to one year terms.

     2. Approving amendments to the Restated Certificate of Incorporation to effect a reverse stock split followed by a forward stock split of the common stock at the discretion of the board of directors.

     3. Ratifying the appointment of Deloitte & Touche LLP as independent accountants for 2005.

     4. Transacting such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

        The Board of Directors fixed April 4, 2005 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A list of those stockholders will be open for examination at our offices for a period of ten days prior to the Annual Meeting and also will be available for inspection at the Annual Meeting.

        We have provided you the choice of voting your shares by Internet, telephone or mail, as outlined on the enclosed proxy card. It is important that your shares are represented at the Annual Meeting regardless of the number you may hold. We encourage you to vote by Internet, telephone or mail even if you plan to attend the Annual Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS




                                        Paul R. Chastain,
                                        Vice President & Corporate Secretary
                                        April 29, 2005

                                 PROXY STATEMENT

                   NORTH AMERICAN GALVANIZING & COATINGS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 2005

                               GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of North American Galvanizing & Coatings, Inc. ("North American Galvanizing", the "Company", "we", "us" or "our") for use at the Annual Meeting of Stockholders to be held May 26, 2005, at 10:00 a.m., local time, at 815 Connecticut Avenue NW, in Washington, D.C., or at any adjournments thereof (the "Annual Meeting").

        At the close of business on April 4, 2005, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 6,796,948 shares of our common stock (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters.

        The holders of a majority of the Common Stock present in person or represented by proxy will constitute a quorum for transaction of business at the Annual Meeting. Abstentions and "broker non-votes" are counted to determine the presence or absence of a quorum at the Annual Meeting. No cumulative voting rights are authorized and dissenters' rights are not applicable to the matters being proposed.

        This proxy statement and accompanying proxy card are being mailed to our stockholders on or about April 29, 2005.

        Our principal executive office is located at 2250 East 73rd Street, Suite 300, Tulsa, Oklahoma 74136-6832.

        The six nominees receiving the highest number of affirmative votes will be elected as directors at the Annual Meeting. This is called a plurality. A vote withheld from a nominee for director will have no effect on the results of the vote.

        The affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting is required to amend our Restated Certificate of Incorporation to effect a reverse stock split followed by a forward stock split of the common stock at the discretion of the board of directors. Under the reverse stock split, 150 shares of Common Stock (the "Minimum Number") registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of Common Stock, followed immediately by the forward stock split pursuant to which each share of Common Stock outstanding upon consummation of the reverse stock split will be converted into 150 shares of Common Stock. If a registered stockholder holds fewer than the Minimum Number of shares of Common Stock in his or account at the effective time of the reverse stock split, any fractional shares resulting from the reverse stock split will instead be converted into the right to receive a cash payment. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

        The affirmative vote of the shares represented at the Annual Meeting and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as the independent accountants. If you abstain from voting on this proposal, it will have the same effect as a vote against that proposal.

        Brokers who hold shares of Common Stock in "street name" for customers have authority to vote on certain "routine" items on behalf of their clients if they do not receive voting instructions within ten days of the Annual Meeting pursuant to the rules of the New York Stock Exchange that govern brokers, including brokers that trade shares on the American Stock Exchange. Brokers will have discretionary authority to vote on the election of directors and the ratification of the independent auditors. For matters that are not routine, if a broker has not received voting instructions from its client, the broker cannot vote the shares on that proposal. This is called a "broker non-vote." Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting but not for determining the number of shares voted for or against a non-routine matter or as an abstention on that matter. The approval of amendments to our Restated Certificate of Incorporation to effect a reverse stock split followed by a forward stock split of the Common Stock at the discretion of the board of directors being considered at the Annual Meeting is a non-routine matter.

        You may revoke your proxy at any time before the Annual Meeting by:

          o giving written notice to North American Galvanizing & Coatings, Inc., Attention: Corporate Secretary, 2250 East 73rd Street, Suite 300, Tulsa, Oklahoma 74136,

          o executing and delivering to the Corporate Secretary a proxy card bearing a later date, or

          o    by voting in person at the Annual Meeting.

Shares represented by properly executed proxies will be voted at the Annual Meeting as specified, unless such proxies are subsequently revoked as provided above.

        If no choice is specified on a valid, unrevoked proxy, the shares will be voted as follows:

          o    FOR the election of the directors,

          o FOR the approval of amendments to the Restated Certificate of Incorporation to effect a reverse stock split followed by a forward stock split of the Common Stock at the discretion of the board of directors, and

          o FOR the ratification of the appointment of the independent accountants.

Proxies will also authorize the shares represented thereby to be voted on any matters not known as of the date of this proxy statement that may properly be presented for action at the Annual Meeting.

SPECIAL CONSIDERATIONS OF THE PROPOSED REVERSE/FORWARD SPLIT

        If you are a stockholder holding fewer than the Minimum Number of Shares of Common Stock and do not elect to purchase a sufficient number of shares to hold at least the Minimum Number, or (if applicable) do not consolidate your accounts into an account containing at least the Minimum Number prior to the effective date of the Reverse/Forward Split (as defined below), your shares will be converted into the right to receive a cash payment. On the effective date of the reverse stock split, the shareholders who are cashed out in the Reverse/Forward Split will no longer be stockholders of the Company. The Board will determine the effective date of the Reverse/Forward at its sole discretion, and the stockholders have no control over the timing or price of the sale of their shares. If the Average Trading Value (as defined below) of the Common Stock is depressed during the ten days before the effective date of the Reverse/Forward Split, the amount paid to the stockholders who will be cashed out will reflect that depressed Average Trading Value. The United States economy may be entering into a period of sustained recovery; we may benefit from such recovery, which may result in our price increasing over time. Stockholders that are not cashed out will be able to hold their shares over a longer period of time and may be able to sell their shares at a higher price than if they cashed out in the Reverse/Forward Split. For more information about the proposed Reverse/Forward Split, see "Proposal 2 - Amendments to the Company's Restated Certificate of Incorporation to Effect a Reverse Stock Split Followed by a Forward Stock Split."


                                  ANNUAL REPORT

        Our Annual Report to Stockholders and Form 10-K for the fiscal year ended December 31, 2004, including audited financial statements, are enclosed with this Proxy Statement. Certain portions of the Annual Report are incorporated in this Proxy Statement by reference as described on page 36 of this Proxy Statement.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        The Board currently consists of seven members, each of whom is elected to serve for a term of one year.

        Six directors, each of whom currently serves on the Board, are to be elected at the Annual Meeting, in accordance with our Amended and Restated Bylaws (the "Bylaws"), to serve until the 2006 annual meeting or until their respective successors have been elected. The remaining board seat will not be filled at the Annual Meeting, but will remain vacant as described below.

        Current directors, Linwood J. Bundy, Ronald J. Evans, Gilbert L. Klemann, II, Patrick J. Lynch, Joseph J. Morrow and John H. Sununu have been nominated for re-election at the Annual Meeting for a term expiring at the 2006 Annual Meeting of Stockholders, and each of these nominees has agreed to serve if elected; however, if any nominee is unable or declines to serve as a director at the date of the Annual Meeting, such proxies will be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the nominees will be unavailable to serve.

Current director Paul R. Chastain will retire as a director of the Company effective at this Annual Meeting, in accordance with the Board's retirement policy upon attaining age 70. The Board is currently looking for qualified candidates to fill the board seat that will become vacant when Mr. Chastain retires.

NOMINEES FOR ELECTION AS DIRECTORS

        The experience and background of each of the nominees are set forth below.

        Linwood J. Bundy, age 62, President, Chief Executive Officer and member of the Board of Directors of Bundy, Inc., a privately-owned development, entertainment and investment company located in Iowa, since 1993. From 1978 to 1998, President and Chief Executive Officer of Iowa State Ready Mix Concrete, Inc., a privately-owned concrete company located in Ames, Iowa. Past owner of Hallet Materials, a sand and gravel business in Iowa and Texas (1986-1998). Mr. Bundy serves on the Board of Directors of US Bank in Ames, Iowa. He is a past member of the Board of Trustees of Mary Greeley Medical Center, a member of the Order of the Knoll, an Iowa State University Foundation, and past member of a number of civic and professional organizations in Iowa. Served as director of the Company continuously since 2000.

        Ronald J. Evans, age 56, appointed President of the Company in February 1996 and Chief Executive Officer in November 1999. Private investor from May 1995 to February 1996. From July 1989 to May 1995, Vice President and General Manager of Deltech Corporation, a privately-owned specialty chemicals producer. From January 1989 to July 1989, Vice President of Sales and Marketing for Deltech Corporation. Manager from 1976 to 1989 for Hoechst Celanese Corporation. Served as director of the Company continuously since 1995.

        Gilbert L. Klemann, II, age 54, Senior Vice President and General Counsel of Avon Products Inc. since January 2001. During 2000, Mr. Klemann was Of Counsel for the international law firm of Chadbourne & Parke LLP, New York City. From 1991 to 1999, Mr. Klemann was an Executive Officer and General Counsel of Fortune Brands, Inc. (formerly American Brands, Inc.), a publicly-owned consumer products holding company, where he also was a member of the Board of Directors. Prior to 1990 he was a partner in the law firm of Chadbourne & Parke LLP. Served as director of the Company continuously since 2000.

        Patrick J. Lynch, age 67, Private investor and formerly Senior Vice President and Chief Financial Officer of Texaco Inc., a publicly-owned oil and petrochemicals company, from 1997 to 2001. For more than five years, Mr. Lynch was actively engaged in the business of Texaco Inc. or one of its subsidiaries or affiliated companies. He is a member of the Trustees of The American Petroleum Institute, The Conference Board Financial Executives and CFO Advisory Council, and serves as a Trustee for Iona College in New Rochelle, New York. Served as director of the Company continuously since 2001.

        Joseph J. Morrow, age 65, appointed Non-Executive Chairman of the Board in November 1999. Currently a director of U.S. Agents Holding Corp. Chairman of Proxy Services Corporation from 1992 to present. Chief Executive Officer of Proxy Services Corporation from 1972 to 1992. Chief Executive Officer of Morrow & Co., Inc., a privately-owned proxy solicitation firm, since 1972. Served as director of the Company continuously since 1996.

        John H. Sununu, age 65, President of JHS Associates, Ltd. since June 1992 and a former partner in Trinity International Partners, both private financial firms, and served as co-host of CNN's "Crossfire", a news/public affairs discussion program, from March 1992 until February 1998. A member of the National Academy of Engineering and the Board of Trustees for the George Bush Presidential Library Foundation. From January 1989 until March 1992, Chief of Staff to the President of the United States. Served on the Advisory Board of the Technology and Policy Program at MIT from 1984 until 1989. From January 1983 to January 1989, Governor of the State of New Hampshire. From 1968 until 1973, Governor Sununu was Associate Dean of the College of Engineering at Tufts University and Associate Professor of Mechanical Engineering. From 1963 until his election as Governor, President of JHS Engineering Company and Thermal Research Inc. Helped establish and served as chief engineer for Astro Dynamics Inc. from 1960 until 1965. Served as director of the Company continuously since 1996.

        With the exception of Mr. Evans, none of the nominees for director are, or have been, employed by us or any of our subsidiaries or other affiliates.

        THE BOARD RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED ABOVE.


                        BOARD OF DIRECTORS AND COMMITTEES

        The business of the Company is managed under the direction of the Board. The Board presently consists of seven directors. As discussed above, one board seat will be vacated when Mr. Chastain retires from the Board in May 2005, and it is the intention of the Board to fill that vacancy as soon as a qualified candidate is recommended by the Board's Governance and Nominating Committee. The Board meets regularly during our fiscal year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when necessary between scheduled meetings. The Board has determined that Messrs. Lynch, Bundy, Morrow, Klemann and Sununu are "independent directors," as the term is defined under the listing standards of AMEX.

        The Board met six times in 2004 (including regularly scheduled and special telephonic meetings). All of the directors attended at least 83% of the total meetings of the Board and the committees on which they were members. The non-management directors meet in executive session, as needed, without the management directors or other members of management. The Board does not have a policy regarding director attendance at annual meetings. For the 2004 Annual Meeting of Stockholders, all of the directors, expect Mr. Sununu, attended the meeting.

        We have a non-executive Chairman in lieu of a "lead" director who presides at all executive sessions of the Board. An interested person who wishes to contact either the Chairman or the non-management directors as a group may do so by writing to either the Chairman or the Non-Management Directors, c/o Corporate Secretary, North American Galvanizing & Coatings, Inc., 2250 East 73rd Street, Suite 300, Tulsa, Oklahoma 74136, which will be forwarded, unopened, to the addressee. Stockholders may also contact any other member of the Board by writing to the same address, c/o Board of Directors.

DIRECTOR'S COMPENSATION

        Non-management directors that are not our employees receive an annual fee of $20,000, payable in quarterly installments, and receive no additional compensation for committee services beyond their annual fee. Director's receive no perquisites, other than reimbursement for their out-of-pocket expenses for attending Board meetings which, from time-to-time may include the Director's spouse.

        In 2004, a director could elect to receive the annual fee in cash, shares of Common Stock, or a combination thereof. Directors electing to receive shares of stock received in the aggregate 40,651 shares in lieu of cash fees of $75,000 in 2004. In addition, each non-management director who is serving as such on July 1 of each year receives a grant of options to purchase 5,000 shares of Common Stock (the "Non-Employee Director Options") under the 2004 Incentive Stock Plan. The exercise price for each share of stock subject to an option grant shall be no less than the fair market value of the Common Stock on the date of the grant. For 2004, options were granted to non-employee directors on September 21, 2004 at price of $1.98 per share. Options granted to non-employee directors become exercisable six months following the date of the grant and have a ten year term.

        At the Company's Annual Meeting held July 21, 2004, stockholders approved a Director Stock Unit Program ("Program"). Under the Program, effective January 1, 2005, each outside director is required to defer at least 50% of his or her annual fee, and may elect to defer 75% or 100% of his or her annual fee. Amounts deferred under the Program will be converted into a Stock Unit Grant under the Company's 2004 Incentive Stock Plan at the average of the closing prices for a share of the Company's Common Stock for the 10 trading days before the date the director fees for outside directors otherwise would have been payable in cash. To encourage deferral of fees by outside directors, matching Stock Units will be granted to each outside director based on the percentage of his or her annual fee such outside director defers. With respect to the grant of stock options to purchase 5,000 shares of Common Stock, as discussed above, non-management directors will continue to receive such grants if they are serving as such on July 1 of each year.

        Under the Program, for each inside director the Company automatically defers from such director's salary a dollar amount equal to 50% of the director fees for outside directors. An inside director may elect to defer an amount equal to 75% or 100% of the director fees for outside directors from his or her compensation. Deferrals for inside directors will be matched with Stock Units at the same rate as deferrals for outside directors.

        All deferrals made in any calendar year will be deferred for five calendar years following the calendar year for which the deferral is made.

        Directors who are also our employees receive no compensation beyond their normal salary and receipt of matching Stock Units for their Board and committee services. We reimburse all directors for travel expenses incurred by them in connection with their attendance at Board or committee meetings or other business of the Company.

CORPORATE GOVERNANCE

        The corporate governance guidelines adopted by the Board in 2004 address the qualification and selection of Board members, independence of Board members, Board leadership, structure of Board committees and Board processes. In addition, the guidelines include a requirement for executive sessions of non-management directors, an annual self-assessment of the performance of the Board and its committees, an annual performance evaluation of the Chief Executive Officer, and a charter for each Board committee. We have also adopted a Code of Conduct and Ethics that applies to the Board, our corporate officers, including our Chief Executive Officer and Chief Financial Officer, and all of our other employees. Our corporate governance guidelines, the charters for our committees and our Code of Conduct and Ethics are available on our website at www.nagalv.com/locations/Nagc.asp.

COMMITTEES OF THE BOARD

        The Board maintains the following four standing committees, the membership of which is determined from time to time by the Board:

        Executive Committee. Messrs. Sununu (chairman), Klemann and Evans are members of the Executive Committee, which met six times in 2004. The Executive Committee is delegated authority to act on behalf of the Board in certain operational and personnel matters, and to approve capital expenditures within limits authorized by the Board.

        Audit Committee. Messrs. Lynch (chairman), Bundy and Klemann are members of the Audit Committee, which met seven times in 2004. Each member of the Audit Committee is an "independent director" as defined in the AMEX rules. The Board has determined that Mr. Lynch qualifies as an audit committee "financial expert" within the meaning of the rules and regulations of the Securities and Exchange Commission (the "SEC").

        The Audit Committee is responsible for, among other things,

          o appointing our independent accountants, subject to stockholder ratification,

          o reviewing the scope of the annual audit and recommendations of the independent audit firm,

          o reviewing and discussing with management and the independent auditors our audited financial statements and other financial information,

          o monitoring the independence and performance of our independent auditors, and

          o evaluating overall risk exposures and the adequacy of the overall internal control functions of the Company.

        Compensation Committee. Messrs. Bundy (chairman), Lynch and Morrow are members of the Compensation Committee, which met four times in 2004. Each member of the Compensation Committee is an "independent director" as defined in the AMEX rules.

        The Compensation Committee considers remuneration of our corporate and subsidiary officers, administers our incentive compensation and stock option plans and approves the adoption of employee benefit plans. The Compensation Committee evaluates the performance of the Chief Executive Officer and recommends to the Board compensation of the Chief Executive Officer.

        Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee was formed in 2003, and is composed of Messrs. Morrow (chairman), Bundy, Klemann, Lynch and Sununu. Each member of the Corporate Governance and Nominating Committee is an "independent director" as defined in the AMEX rules. The Corporate Governance and Nominating Committee met two times in 2004.

        The Corporate Governance and Nominating Committee conducts an annual self-assessment to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee is responsible for, among other things, identifying and evaluating the qualifications of candidates for Board membership and making recommendations of candidates for consideration of nomination by the Board.

        The Corporate Governance and Nominating Committee reviews and recommends to the Board the slate of director nominees to be proposed for election at annual meetings of stockholders and candidates to fill vacancies on the Board that occur between annual meetings of the stockholders. In identifying and evaluating candidates for Board membership, the Corporate Governance and Nominating Committee takes into account all factors it considers appropriate, which may include professional experience, knowledge, integrity, independence, diversity of backgrounds and the extent to which the candidate would fill a present need on the Board.

        The Corporate Governance and Nominating Committee will consider candidates for director recommended by stockholders. Any stockholder who wishes to recommend a person to be considered for nomination as a director by the Corporate Governance and Nominating Committee may do so by submitting the candidate's name and qualifications in writing to Corporate Governance and Nominating Committee, c/o Corporate Secretary, 2250 E. 73rd Street, Suite 300, Tulsa, Oklahoma 74136-6832. Stockholders may directly nominate persons for director in accordance with the provisions of our Bylaws, a copy of which is on file with the SEC.

COMPANY INFORMATION AVAILABLE ON WEBSITE

        In addition to our corporate governance guidelines, our Code of Conduct and Ethics and the charters of our Audit Committee, Compensation Committee and our Corporate Governance and Nominating Committee, we make available certain filings with the SEC, including our Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Statements of Beneficial Ownership of Securities on Forms 3, 4 and 5 for our directors and officers, through our website at www.nagalv.com/locations/Nagc.asp.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table sets forth certain information as of April 4, 2005, regarding the beneficial ownership of Common Stock by (a) all persons who are beneficial owners of five percent or more of Common Stock, (b) each of our directors, (c) our Chief Executive Officer and our only other executive officer (the "named executive officers"), and (d) all of our directors and executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                NUMBER OF
                                SHARES OF       OPTIONS AND
                               COMMON STOCK     WARRANTS
                               BENEFICIALLY     EXERCISABLE      PERCENTAGE OF
NAME                              OWNED       WITHIN 60 DAYS(1)  COMMON STOCK(2)
--------------------------------------------------------------------------------
Linwood J. Bundy                  40,693          92,292             1.9%

Paul R. Chastain                  36,365           5,000             0.6%

Ronald J. Evans                   55,306         309,683             5.1%

Gilbert L. Klemann, II            42,783          91,250             1.9%

Patrick J. Lynch                  42,783          56,458             1.4%

Joseph J. Morrow               1,987,583         178,332             31.1%

John H. Sununu                   181,389         106,667             4.2%

All Directors and Executive    2,386,902         839,682             42.3%
Officers as Group (7 persons)

Robert G. and Pauline B.         345,724(3)          --               5.1%
Walker Revocable Trust

Edmund A. Schwesinger, Jr.       397,900(4)          --               5.9%

--------------------------------------------------------------------------------


(1) Represents shares which the directors and executive officers have, or within 60 days of April 4, 2005 will have, the right to acquire through the exercise of stock options and warrants.

(2) Based on 6,796,948 shares of the Common Stock outstanding as of April 4, 2005. Assumes that all options or warrants exercisable within 60 days of April 4, 2005 owned by the named individual are exercised. The total number of shares outstanding also assumes that none of the options or warrants owned by other named individuals are exercised. The address for each of our directors is as follows: c/o North American Galvanizing & Coatings, Inc., 2250 East 73rd Street, Suite 300, Tulsa, Oklahoma 74136-6832.

(3) Information based on Schedule 13D of the Robert G. and Pauline B. Walker Revocable Trust, the Pauline B. Walker Revocable Trust A and the Robert G. Walker Irrevocable Trust B filed with the SEC dated December 14, 1996. The Robert G. and Pauline B. Walker Revocable Trust, together with two affiliated trusts, the Pauline B. Walker Revocable Trust A and the Robert
     G. Walker Irrevocable Trust B, beneficially own 345,724 shares. Pauline B. Walker, 3505 Claymore Drive, Plano, Texas 75075, is the sole trustee of all three trusts.

(4) Information based on Schedule 13G of Mr. Edmund A. Schwesinger, Jr., 94 Cutler Road, Greenwich, Connecticut 06831, filed with the SEC on January 24, 2003.

                             EXECUTIVE COMPENSATION

        The following Summary Compensation Table provides information on the annual and long-term compensation for services paid to the named executive officers for the three fiscal years ended December 31, 2004.


                               Annual             Long-Term
                            Compensation         Compensation
                            ------------         ------------

Name and                                          Securities
Principal                                         Underlying     All Other
Position              Year     Salary     Bonus    Options     Compensation(1)
--------              ----     ------     -----    -------     ---------------

Ronald J. Evans       2004    $160,000   $50,000       --          $9,922
President and         2003    $160,000   $50,000    15,000         $9,922
CEO                   2002    $150,000   $33,020    25,000         $8,662

Paul R. Chastain      2004    $146,600   $ 7,500       --          $9,157
Vice President,       2003    $146,600   $ 7,500    10,000         $9,157
CFO and Secretary     2002    $141,600       --        --          $8,921

(1) Represents the Company's matching contributions to its 401(k) defined contribution retirement plan on behalf of the named executive officer. The executive officers of the Company receive no perquisites.



                     STOCK OPTION GRANTS IN FISCAL YEAR 2004

        For the fiscal year ended December 31, 2004, there were no stock options granted to the executive officers of the Company.

                     OPTIONS EXERCISED IN FISCAL YEAR 2004
                           AND FISCAL YEAR-END VALUES

        The following table provides information on options exercised by the named executive officers during fiscal year 2004 and the value of options held at fiscal year-end.

----------------------------------------------------------------------------------------------------------
                                                  NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-
                   # OF SHARES                   UNDERLYING UNEXERCISED          THE-MONEY OPTIONS AT
                   ACQUIRED ON      VALUE      OPTIONS AT FISCAL YEAR-END         FISCAL YEAR-END ($)
     NAME           EXERCISE     REALIZED($)   EXERCISABLE/ UNEXERCISABLE   EXERCISABLE/ UNEXERCISABLE(1)
     ----           --------     -----------   --------------------------   -----------------------------

Ronald J. Evans         --          $  --           266,250 / 23,750              $15,675 / $20,025

Paul R. Chastain        --             --             2,500 / 7,500                $1,450 / $4,350
----------------------------------------------------------------------------------------------------------

(1) Value is the difference between the closing price of the Common Stock on the last trading day of fiscal 2004 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.

                          COMPENSATION COMMITTEE REPORT

        The Compensation Committee reviews our general compensation policies and the compensation plans and specific compensation levels for executive officers. The 2004 Incentive Stock Plan, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and paragraph 162(m) of the Internal Revenue Code of 1986, as amended, require that at least two of the Compensation Committee members be non-employee directors. The Compensation Committee consists of three directors who are not employees of the Company. Each of the Compensation Committee members also is an "independent director" as defined in the AMEX rules. Linwood J. Bundy is the current Chairman of the Compensation Committee. Former Board member Mark
E. Walker served as Chairman of the Compensation Committee and presided at one meeting of the committee in January 2004, prior to his retirement from the Board in February 2004. All decisions by the Compensation Committee relating to the compensation of our executive officers are reviewed by the full Board.

        In accordance with SEC rules designed to enhance disclosure of companies' policies toward executive compensation, the following is a report submitted by the Compensation Committee members addressing our compensation policy as it related to our executive officers and key subsidiary officers and managers for the fiscal year 2004.

        Our objective is to ensure that executive compensation is directly linked to ongoing improvement in corporate performance and increasing stockholder value. The following objectives are guidelines for compensation decisions:

        Classification. The Compensation Committee has approved a compensation program for our salaried employees which is based on annual national salary surveys for industrial manufacturing companies. Approved salary ranges are reviewed annually to determine parity with national compensation trends and to ensure that we maintain a reasonably competitive compensation structure.

        Competitive Salary Base. Actual salaries are based on individual performance contributions within a competitive salary range for each position established through job evaluation and market comparisons. The salary of each subsidiary key officer and senior manager and corporate officer is reviewed annually by the President and Chief Executive Officer who may recommend an increase for approval by the Compensation Committee. The President and Chief Executive Officer's salary is approved by the Board based on a review and recommendation by the Compensation Committee, taking into consideration similar competitive compensation, assessment of his past performance, his leadership characteristics and its expectations of his future contributions to our long-term success. In February, 2005, the Compensation Committee recommended and the Board approved a base salary of $180,000 for the Chief Executive Officer, effective April 1, 2005, reflecting our improved earnings performance in 2004.

        Annual Incentive Compensation. Our executive officers and key subsidiary personnel are eligible to participate in an annual incentive compensation plan with awards based primarily on achievement of profit performance targets. Awards are subject to decrease or increase on the basis of our performance and at the discretion of the Compensation Committee. The Compensation Committee took into consideration the contributions and earnings performance by the key managers and officers of our galvanizing subsidiary for the year ended December 31, 2004 and selectively approved an aggregate of $142,650 in incentive awards for 25 persons, including our Chief Executive Officer. Compensation for the Company's executive officers consists solely of an annual base salary and, subject to the Compensation Committee's evaluation and recommendation, a discretionary bonus, as reported in this proxy statement. With the exception of their participation in the Company's 401(k) defined contribution plan offered to all eligible employees, the executive officers receive no other benefits or perks, direct or indirect.

        Stock Option Program. The purpose of this program is to provide additional incentives to employees to work to maximize our growth and stockholder value. The stock option program may utilize vesting periods to encourage key employees to continue in our employ. The number of options granted is determined by the subjective evaluation of the executive's ability to influence our long-term growth and profitability. Options are granted at the current market price at the time of the grant. In 2004, the Compensation Committee approved stock option grants totaling 25,000 shares of Common Stock to our key galvanizing subsidiary officers. The Compensation Committee did not approve any stock option grants for the executive officers, in 2004.

        The Compensation Committee believes that its objectives of linking executive compensation to corporate performance result in alignment of compensation with corporate goals and stockholder interest. The Compensation Committee believes that compensation levels during 2004 adequately reflect our compensation goals and policies. The Compensation Committee will continue to evaluate the relationship between its executive and key managerial compensation and our performance and stockholder value.

                                      THE COMPENSATION COMMITTEE:

                                      Linwood J. Bundy, Chairman
                                      Patrick J. Lynch
                                      Joseph J. Morrow


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is presently comprised of the following directors: Messrs. Bundy, Lynch and Morrow, none of whom are current or former officers or employees of the Company or any of its subsidiaries. Former Board member Mark E. Walker served as Chairman of the Compensation Committee until his retirement from the Board in February 2004. None of our named executive officers or directors was an executive officer or served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

                             AUDIT COMMITTEE REPORT

        The Audit Committee consists of three directors, all of whom must be independent in accordance with and meet the other requirements of the AMEX rules.

        The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

        In this context, the Audit Committee has met and held discussions with management and the independent auditor regarding the fair and complete presentation of the Company's results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principals generally accepted in the United States of America.

        The Audit Committee is responsible for, among other things, reviewing with our independent auditors the scope and results of their audit engagement. In connection with the fiscal 2004 audit, the Audit Committee has:

          o reviewed and discussed with Deloitte & Touche, LLP, our independent auditors ("Deloitte & Touche"), and with management our audited financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2004,

          o discussed with Deloitte & Touche the matters required by Statement on Auditing Standards No. 61, as amended, relating to communications between the Audit Committee and the independent accountants, and

          o received from and discussed with Deloitte & Touche the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 as modified or supplemented, regarding their independence from the Company.

        Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.


                                       THE AUDIT COMMITTEE:


                                       Patrick J. Lynch, Chairman
                                       Linwood J. Bundy
                                       Gilbert L. Klemann, II

                                   PROPOSAL 2

               AMENDMENTS TO THE COMPANY'S RESTATED CERTIFICATE OF
          INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A
                               FORWARD STOCK SPLIT


BACKGROUND

        At the Company's Annual Meeting of Stockholders held July 21, 2004, stockholders approved management's proposal to amend the Restated Certificate of Incorporation to effect the Reverse/Forward Split at the discretion of the board of directors. The approved proposal provided that if the Board did not effect the Reverse/Forward Split prior to the 2005 annual meeting stockholders, then the Board may elect to put the proposal in the 2005 proxy statement for consideration by the stockholders.

        Subsequent to receiving approval for the Reverse/Forward Split, in the second half of 2004 the Company undertook the evaluation of a potential acquisition of a galvanizing business, representing a strategic opportunity to expand its galvanizing business into new markets and geographic location. As a result of the necessary commitment of the Company's resources, both managerial and financial, the Board of Directors elected not to implement the proposed Reverse/Forward Split during 2004.

        The Board has determined to again seek stockholder approval to amend the Restated Certificate of Incorporation to effect the Reverse/Forward Split.

SUMMARY

        The Board has authorized, and recommends for your approval a 1-for-150 reverse stock split of the Common Stock (the "Reverse Split") followed immediately by a 150-for-1 forward stock split of the Common Stock (the "Forward Split"). We refer to the Reverse Split, the Forward Split and any cash payments due for fractional shares, collectively, as the "Reverse/Forward Split."

        Under the Reverse Split, 150 shares of Common Stock (the "Minimum Number") registered in the name of a stockholder at the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by the Forward Split pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 150 shares of Common Stock. If a registered stockholder holds fewer than the Minimum Number of shares of Common Stock in his or her account at the effective time of the Reverse Split, any fractional shares resulting from the Reverse Split will instead be converted into the right to receive a cash payment as described below.

        If a registered stockholder holds the Minimum Number or more shares of Common Stock in his or her account at the effective time of the Reverse Split, any fractional share in the holder's account resulting from the Reverse Split will not be cashed out. The Reverse Split will be followed immediately by the Forward Split and the total number of shares held by the holder will not change as a result of the Reverse/Forward Split.

        We are submitting a proposal to approve (and the Board recommends that the stockholders approve) the Reverse/Forward Split, and the Board in its discretion may determine if and when to effect the Reverse/Forward Split after it is approved by the stockholders. The Board reserves the right to abandon the Reverse/Forward Split even if approved by the stockholders (see "Reservation of Rights"). We expect that, if the Board elects to implement the Reverse/Forward Split, the Reverse/Forward Split would be consummated within one year of the date of the Annual Meeting. If the Board does not effect the Reverse/Forward Split prior to the 2006 annual meeting of stockholders, the Board may put the proposal in the 2006 proxy for consideration by the stockholders. If the Board determines to implement the Reverse/Forward Split, we will publicly announce the Board's decision in a press release and post the information on our website at www.nagalv.com prior to the effective date of the Reverse/Forward Split.

        We have a large number of stockholders that own relatively few shares. We believe that the Reverse/Forward Split will significantly reduce stockholder record keeping and mailing expenses. Additionally, the Reverse/Forward Split will provide holders of fewer than the Minimum Number of shares with an efficient way to cash-out their investments without incurring transaction costs. In many cases, holders of fewer than the Minimum Number would incur brokerage commissions or other transaction costs in amount equal to a large percentage of the proceeds of the sale of their shares. In the Reverse/Forward Split, these holders will receive cash for their shares without incurring any transaction costs.

        In determining whether to implement the Reverse/Forward Split, the Board will consider factors such as:

          o the prevailing trading price and trading volume for the Common Stock at the time the decision is made;

          o the anticipated impact of the Reverse/Forward Split on the trading market for the Common Stock;

          o the availability and cost of funds required to make the cash payments to stockholders with fewer than the Minimum Number of shares whose shares are to be converted into the right to receive cash pursuant to the Reverse/Forward Split, and the terms of any arrangements that we may enter into to raise those funds;

          o    other transactions that we might be considering; and

          o    prevailing general market and economic conditions.

        If approved by stockholders and implemented by the Board, the Reverse/Forward Split will become effective on a date to be determined by the Board upon the filing of the necessary amendments to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"). The forms of proposed amendments to our Restated Certificate of Incorporation necessary to effect the Reverse/Forward Split are attached to this Proxy Statement as Annex A.

EFFECT ON STOCKHOLDERS

        If approved by stockholders at the Annual Meeting and implemented by the Board, the Reverse/Forward Split will affect our stockholders as follows:

--------------------------------------------------------------------------------
 Stockholder Before Completion of                Net Effect After Completion
     the Reverse/Forward Split                   of the Reverse/Forward Split
     -------------------------                   ----------------------------
--------------------------------------------------------------------------------
Registered stockholders holding the          None.
Minimum Number or more shares of
Common Stock in an account.
--------------------------------------------------------------------------------
Registered stockholders holding fewer        Shares will be converted into the
than the Minimum Number of shares of         right to receive cash (see
Common Stock in an account.                  "Determination of Cash-Out Price"
                                             below).
--------------------------------------------------------------------------------
Stockholders holding Common Stock            We intend for the Reverse/Forward
in "street name" through a nominee           Split to treat stockholders holding
(such as a bank or broker).                  Common Stock in "street name"
                                             through a nominee (such as a bank
                                             or broker) in the same manner as
                                             stockholders of record. Nominees
                                             will be instructed to effect the
                                             Reverse/Forward Split for their
                                             beneficial holders. However,
                                             nominees may have different
                                             procedures and stockholders holding
                                             shares in "street name" should
                                             contact their nominees.
--------------------------------------------------------------------------------


        If stockholders holding fewer than the Minimum Number do not want to be cashed out in the Reverse/Forward Split, they may avoid being cashed out by purchasing a sufficient number of shares before the Effective Date on the open market, or, if applicable, by consolidating their accounts into an account with at least the Minimum Number. Consolidation of accounts could take a substantial amount of time, particularly if accounts are held at different financial institutions. Even if a stockholder initiates the consolidation of his or her accounts substantially in advance of the Effective Date, there is no assurance that the accounts will be consolidated by the Effective Date or, even if they are consolidated, that the financial institution holding the consolidated account will provide notice to the transfer agent by the Effective Date. If the transfer agent does not receive notice of the consolidation of accounts holding fewer than the Minimum Number by the Effective Date, whether or not the accounts are consolidated by the Effective Date, a stockholder will receive a cash payment with respect to the shares in any account that held fewer than the Minimum Number before the consolidation.

STRUCTURE OF THE REVERSE/FORWARD SPLIT

        If the Reverse/Forward Split is approved by stockholders and implemented by the Board, the Reverse Split is expected to occur at 5:00 p.m. (central time) on the Effective Date and the Forward Split is expected to occur at 5:01 p.m. (central time) on the Effective Date.

        Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one share of Common Stock for each Minimum Number of shares of Common Stock held in his or her account at that time. If a registered stockholder holds the Minimum Number or more shares of Common Stock on the Effective Date, any fractional share resulting from the Reverse Split will not be cashed out after the Reverse Split. After the Forward Split, the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Each registered stockholder who holds fewer than the Minimum Number of shares of Common Stock in his or her account at the time of the Reverse Split (also referred to as a "Cashed-Out Stockholder") will receive a cash payment instead of a fractional share, as permitted under Delaware law. This cash payment will be determined and paid as described below under "Determination of Cash-Out Price." Immediately following the Reverse Split, all stockholders who are not Cashed-Out Stockholders will receive 150 shares of Common Stock for every one share of Common Stock they held following the Reverse Split.

        We intend for the Reverse/Forward Split to treat stockholders holding Common Stock in "street name" through a nominee (such as a bank or broker) in the same manner as holders of record. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. Accordingly, we also refer to those beneficial or "street name" holders who receive a cash payment instead of fractional shares as "Cashed-Out Stockholders." However, nominees may have different procedures, and stockholders holding shares in "street name" should contact their nominees.

        The following examples illustrate the Reverse/Forward Split for hypothetical stockholders, assuming a hypothetical cash-out price of $1.00 per share:

--------------------------------------------------------------------------------

Hypothetical Scenario                        Result
---------------------                        ------
--------------------------------------------------------------------------------
Mr. Taylor is a registered holder            Mr. Taylor holds fewer than the
of 100 shares of Common Stock in             Minimum Number of shares. Instead
one account immediately prior to             of receiving a fractional share of
the Reverse/Forward Split.                   Common Stock immediately after the
                                             Reverse Split, Mr. Taylor's shares
                                             will be converted into the right to
                                             receive $100 in cash (100 shares x
                                             $1.00).

                                             If Mr. Taylor wants to continue his
                                             investment in the Company, he can,
                                             prior to the Effective Date, buy at
                                             least 50 more shares of Common
                                             Stock so that he will have the
                                             Minimum Number of shares. Mr.
                                             Taylor would have to act far enough
                                             in advance of the Reverse/Forward
                                             Split so that the purchase is
                                             completed and the additional shares
                                             are credited in his account prior
                                             to 5:00 p.m. (central time) on the
                                             Effective Date.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Ms. Eastwood has two separate                Each account will be treated
record accounts. Immediately prior           individually. Because neither
to the Reverse/Forward Split, she            account holds the Minimum Number of
holds 100 shares of Common Stock in          shares, Ms. Eastwood will receive
one account and 50 shares of Common          cash payments equal to the cash-out
Stock in the other. All of her               price of her Common Stock in each
shares are registered in her name            record account instead of receiving
only.                                        fractional shares. Ms. Eastwood
                                             would receive two checks totaling
                                             $150 (100 shares x $1.00 plus 50
                                             shares x $1.00).

                                             If Ms. Eastwood wants to continue
                                             her investment in the Company, she
                                             can consolidate or transfer her two
                                             record accounts prior to the
                                             Effective Date into one account
                                             with at least the Minimum Number of
                                             shares of Common Stock.
                                             Alternatively, she can buy at least
                                             50 more shares for the first
                                             account and 100 more shares for the
                                             second account so that she will
                                             have the Minimum Number of shares
                                             in each account. She would have to
                                             act far enough in advance of the
                                             Reverse/Forward Split so that the
                                             consolidation or the purchase is
                                             completed prior to 5:00 p.m.
                                             (central time) on the Effective
                                             Date. Even if she does consolidate
                                             these accounts, there is no
                                             assurance that the accounts will be
                                             consolidated by the Effective Date
                                             or, even if they are consolidated,
                                             that the financial institution
                                             holding the consolidated account
                                             will provide timely notice to the
                                             transfer agent. If the transfer
                                             agent does not receive timely
                                             notice, Ms. Eastwood will receive
                                             the cash payment and will not
                                             retain her shares.
--------------------------------------------------------------------------------
Ms. Baker holds 200 shares of                After the Reverse/Forward Split,
Common Stock in one account                  Ms. Baker will continue to hold all
immediately prior to the                     200 shares of Common Stock.
Reverse/Forward Split.
--------------------------------------------------------------------------------
Mr. Phillips holds 100 shares of             We intend for the Reverse/Forward
Common Stock in a brokerage account          Split to treat stockholders holding
immediately prior to the                     Common Stock in "street name"
Reverse/Forward Split.                       through a nominee (such as a bank
                                             or broker) in the same manner as
                                             stockholders whose shares are
                                             registered in their names. Nominees
                                             will be instructed to effect the
                                             Reverse/Forward Split for their
                                             beneficial holders. However,
                                             nominees may have different
                                             procedures and stockholders holding
                                             Common Stock in "street name"
                                             should contact their nominees.
--------------------------------------------------------------------------------

BACKGROUND AND PURPOSE OF THE REVERSE/FORWARD SPLIT

        As of April 4, 2005, we had approximately 2,854 stockholders, including 1,806 holders of record and 1,048 beneficial owners holding shares in "street name." As of April 4, 2005, approximately 1,430 registered holders of Common Stock owned fewer than the Minimum Number, representing approximately 79.2% of the total number of registered holders of Common Stock, but only approximately 0.13% of the total number of outstanding shares of Common Stock. In addition, as of April 4, 2005, approximately 233 stockholders holding Common Stock in "street name" through a nominee owned fewer than the Minimum Number, representing approximately 22.2% of the total number of "street name" stockholders, but only approximately 0.41% of the total number of outstanding shares of Common Stock.

        We expect to benefit from cost savings as a result of the Reverse/Forward Split. The cost of administering each account, whether registered or in "street name," is the same regardless of the number of shares held in that account. We expect that these costs will increase over time. Therefore, our cost to maintain such small accounts is disproportionately high when compared to the total number of shares involved. We estimate that if we complete the Reverse/Forward Split, we will reduce the total cost of administering stockholder accounts by at least 30% of our total costs, or approximately $55,000 per year.

        The Reverse/Forward Split will provide stockholders with fewer than the Minimum Number of shares of Common Stock with a cost-effective way to cash out their investments, because we will pay all transaction costs such as brokerage or service fees in connection with the Reverse/Forward Split. Otherwise, stockholders with small holdings would likely incur brokerage fees which are disproportionately high relative to the market value of their shares if they wanted to sell their stock. The Reverse/Forward Split will eliminate these problems for most stockholders with small holdings.

        In light of these disproportionate costs, the Board believes that it is in our best interests and the best interests of our stockholders as a whole to eliminate the administrative burden and costs associated with such small accounts.

        In determining whether the Reverse/Forward Split will be fair to our stockholders being cashed out, the Board considered the fact that stockholders who will receive cash will have no control over the timing or the price of the sale of their shares. However, the Board determined that the Reverse/Forward Split will be fair to our stockholders for the following reasons:

          o The Reverse/Forward Split provides liquidity that is generally not available to the holders of fewer than the Minimum Number of shares by providing them an efficient way to cash out their odd-lot holdings without incurring any brokerage fees or other transaction costs (which would otherwise represent a large percentage of the proceeds from the sale of their shares);

          o The cash-out price will be calculated by averaging the closing price per share on the AMEX for the previous ten consecutive AMEX trading days;

          o The stockholders holding fewer than the Minimum Number each have the ability to remain stockholders and avoid being cashed-out by purchasing a sufficient number of shares, or, if applicable, by consolidating their accounts into an account with at least the Minimum Number prior to the Reverse/Forward split;

          o Stockholders holding fewer than the Minimum Number each own less than $334 worth of our Common Stock (based on the April 25, 2005 closing price of $2.23 per share), and the cost to increase their holdings to the Minimum Number (based on the April 25, 2005 closing price of $2.23 per share), would not be overly burdensome as illustrated below:

                               Holders of 50 shares   - $223
                               Holders of 100 shares - $112

          o The cashed-out stockholders will have the ability to purchase shares on the open market after the Reverse/Forward Split;

          o The stockholders have the right to vote against the Reverse/Forward Split, and the transaction cannot go forward without the necessary affirmative vote of the stockholders;

          o The directors must exercise their fiduciary duty in deciding whether to effectuate the Reverse/Forward Split and when (and at what price) to effectuate the Reverse/Forward Split;

          o The Board considered other alternative methods to reduce our stockholder base (e.g., odd-lot tender offers and programs to facilitate sales by stockholders of odd-lot holdings) and determined that the Reverse/Forward Split would be the most cost effective method to reduce the stockholder base at the present time; and

          o The Company and the remaining stockholders will receive the financial benefits of reducing the administrative burden and costs associated with these small accounts.

        We have in the past and may in the future pursue alternative methods of reducing our stockholder base, whether or not the Reverse/Forward Split is approved and implemented, including odd-lot tender offers and programs to facilitate sales by stockholders of odd-lot holdings. However, there can be no assurance that we will decide to pursue any such transaction.

        For a discussion of the special considerations relating to the Reverse/Forward Split, see "Special Considerations of the Proposed Reverse/Forward Split" on page 2 of this proxy statement.

EFFECT OF THE REVERSE/FORWARD SPLIT ON THE COMPANY'S STOCKHOLDERS

        Registered Stockholders with Fewer than the Minimum Number of Shares of Common Stock. If we complete the Reverse/Forward Split and you are a stockholder holding fewer than the Minimum Number of shares of Common Stock immediately prior to the Reverse Split:

          o You will not receive a fractional share of stock as a result of the Reverse Split in respect of your shares being cashed out.

          o Instead of receiving a fractional share, you will receive a cash payment for your shares. See "Determination of Cash-Out Price" below.

          o After the Reverse Split, you will have no further interest in the Company with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in our assets, earnings, or profits or in any dividends paid after the Reverse Split. In other words, you will no longer hold your cashed-out shares and you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

          o You will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Split.

          o As soon as practicable after the time we effect the Reverse/Forward Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

               o Holders of Book-Entry Shares. Most of our registered stockholders hold their shares in book-entry form and do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If you are a Cashed-Out Stockholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the Effective Date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

               o Holders of Certificated Shares. If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to our transfer agent for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to the transfer agent, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" below.

          o All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.


        If you want to continue to hold Common Stock after the Reverse/Forward Split, you may do so by taking one of the following actions far enough in advance so that it is completed by the Effective Date:

          o purchase a sufficient number of shares of Common Stock on the open market so that you hold at least the Minimum Number of shares of Common Stock in your account prior to the Effective Date; or

          o if applicable, consolidate your accounts so that you hold at least the Minimum Number of shares of Common Stock in one account prior to the Effective Date.

        If you attempt to consolidate your accounts by the Effective Date, there is no assurance that the consolidation will be completed by the Effective Date or, even if it is completed, that the financial institution holding the consolidated account will provide notice of the consolidation to the transfer agent by the Effective Date. If the transfer agent does not receive notice that your accounts have been consolidated by the Effective Date, whether or not your accounts are consolidated by the Effective Date, you will receive a cash payment and will not retain your shares.

        Registered Stockholders with the Minimum Number or More Shares of Common Stock. If you are a registered stockholder with the Minimum Number or more shares of Common Stock in your account as of 5:00 p.m. (central time) on the Effective Date, we will first reclassify your shares into one-one hundred fiftieth (1/150) of the number of shares you held immediately prior to the Reverse Split. One minute after the Reverse Split, at 5:01 p.m. (central time), we will reclassify your shares in the Forward Split into one hundred and fifty times the number of shares you held after the Reverse Split, which will result in the same number of shares you held before the Reverse Split. The Reverse/Forward Split therefore will not affect the number of shares that you own if you hold the Minimum Number or more shares of Common Stock in your account immediately prior to the Reverse Split. To illustrate, if you held 300 shares of Common Stock in your account immediately prior to the Reverse Split, your shares would be converted into 2 shares in the Reverse Split and then back to 300 shares in the Forward Split.

        Street Name Holders of Common Stock. We intend for the Reverse/Forward Split to treat stockholders holding Common Stock in "street name" through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in "street name" should contact their nominees.

        Current and Former Company Employees and Directors. If you are a current or former employee or a director of the Company, you may own restricted shares of Common Stock and/or hold options to purchase the Common Stock through our stock plans. With respect to the restricted shares of Common Stock, you will be treated in the same manner as the other stockholders. If you hold options to purchase fewer than the Minimum Number, you will not receive a cash payment for these options. The Reverse/Forward Split will not affect the number of shares issuable upon the exercise of these options.

DETERMINATION OF CASH-OUT PRICE; PAYMENT OF CASH-OUT PRICE AND SOURCE OF FUNDS

        In order to avoid the expense and inconvenience of issuing fractional shares to stockholders who hold less than one share of Common Stock after the Reverse Split, under Delaware state law we will pay cash for the fair value of the fractional shares. If stockholders approve the Reverse/Forward Split at the Annual Meeting and the Reverse/Forward Split is completed, we will pay cash for the fair value of the fractional shares. The cash-out price will be calculated by averaging the closing price per share of Common Stock on the AMEX for the ten consecutive AMEX trading days ending on (and including) the Effective Date (the "Average

Trading Value"). No interest will be payable to stockholders on the cash-out price.

        We may use our available cash to pay the Cashed-Out Stockholders. Alternatively, we may seek to obtain the funds for the cash-out payments through a public or private offering of debt or equity securities or through another financing transaction and, in such event, the completion of the Reverse/Forward Split will be contingent upon obtaining financing on terms acceptable to the Board in its discretion. We cannot assure you that any financings will be available to us on acceptable terms or at all. If we are unable to obtain financing on terms acceptable to the Board, the Board may determine to abandon the Reverse/Forward Split.

        If the Board determines to abandon the Reverse/Forward Split, it will publicly announce its decision in a press release which we will file with the SEC and post on our website at www.nagalv.com immediately following the Board's decision.

EFFECT OF THE REVERSE/FORWARD SPLIT ON THE COMPANY

        We do not intend the Reverse/Forward Split to affect the public registration of the Common Stock with the SEC under the Securities Exchange Act of 1934, as amended. Similarly, we do not expect that the Reverse/Forward Split will affect the continued listing of the Common Stock on the AMEX. The par value of the Common Stock will remain at $0.10 per share after the Reverse/Forward Split.

        Assuming that the Reverse/Forward Split were consummated as of April 4, 2005 and that all stockholders holding fewer than the Minimum Number were cashed out, we would have had 376 record holders and 815 beneficial holders holding in "street name" continuing to own our stock. Under the rules of the Securities Exchange Act of 1934, as amended, a company may deregister its common stock from the Exchange Act and no longer be subject to the reporting requirements of the Exchange Act if the number of record holders of the common stock drops below
300. It is not our intention for the proposed Reverse/Forward Split to be the first step in such a "going private" transaction, however, we cannot assure you that over time the number of record holders of our common stock will remain at or above 300.

        The number of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split. On April 4, 2005, there were 6,796,948 shares of Common Stock issued and outstanding. The total number of outstanding shares of Common Stock after the Reverse/Forward Split will be reduced by the number of shares held by the Cashed-Out Stockholders immediately prior to the Reverse Split. In the event the Board elects to finance such payment with proceeds of an offering of Common Stock, any reduction in the total number of outstanding shares of Common Stock attributable to the Reverse/Forward Split would be offset by the issuance of Common Stock in connection with such offering.

        The total number of shares that will be cashed-out and the total cash to be paid by us are unknown at this point in time. Also, we do not know what the average trading value will be. However, by way of example, if the Reverse/Forward Split had been completed as of April 25, 2005, when the average daily closing price per share of the Common Stock on the AMEX for the ten consecutive AMEX trading days then ended was $2.50, then the cash payments that would have been issued to Cashed-Out Stockholders, including both registered and "street name" holders, would have been approximately $292,815. The actual amounts will depend on the number of Cashed-Out Stockholders on the Effective Date, which will vary from the number of such stockholders on April 25, 2005.

STOCK CERTIFICATES

        The Reverse/Forward Split will not affect any certificates representing shares of Common Stock held by registered stockholders owning the Minimum Number or more shares of Common Stock in an account immediately prior to the Reverse Split. Existing certificates held by any of these stockholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

        Any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the Reverse/Forward Split is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to our transfer agent before they can receive cash payment for those shares.

POTENTIAL ANTI-TAKEOVER EFFECT

        The Reverse/Forward Split is not being proposed in response to any third party effort to accumulate shares of the Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to our Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or gain control of the Company.

REGULATORY REQUIREMENTS

        We do not believe that the Reverse/Forward Split will require the approval of any governmental agency. It is not our intention for the Reverse/Forward Split to be the first step in a "going-private" transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        General Information. We have summarized below certain federal income tax consequences to us and our stockholders resulting from the Reverse/Forward Split. This summary is based on U.S. federal income tax law existing as of the date of this proxy statement, and such tax laws may change, potentially with retroactive effect. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances, nor does it discuss any state, local, or foreign tax consequences that apply to you. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special federal income tax rules. Other stockholders may also be subject to special federal income tax rules, including (but not limited to): stockholders who received Common Stock as compensation for services (such as restricted stock) or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary assumes that you are an individual U.S. citizen and have held, and will hold, your shares as capital assets under the Internal Revenue Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Reverse/Forward Split to you, in light of your specific circumstances.

        Consequences To The Company. The Reverse/Forward Split will not be a taxable transaction to us. Accordingly, the Reverse/Forward Split will not result in any material federal income tax consequences to us.

        Consequences To Stockholders Who Are Not Cashed Out. If you (1) continue to hold Common Stock immediately after the Reverse/Forward Split and (2) receive no cash as a result of the Reverse/Forward Split, you will not recognize any gain or loss in the Reverse/Forward Split, and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Reverse/Forward Split.

        Consequences To Cashed-Out Stockholders. If you receive cash as a result of the Reverse/Forward Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Reverse/Forward Split, as explained below.

          a. Stockholders Who Exchange All of Their Common Stock for Cash and Do Not Actually or Constructively Own Common Stock After the Reverse/Forward Split

        If you (1) receive cash in exchange for your shares as a result of the Reverse/Forward Split and (2) do not continue to own, either actually or constructively under Section 318 of the Internal Revenue Code, any Common Stock immediately after the Reverse/Forward Split, you generally will recognize capital gain or loss in an amount equal to the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

          b. Stockholders Who Both Receive Cash and Continue to Own, Actually or Constructively, Common Stock After the Reverse/Forward Split

        If you both receive cash as a result of the Reverse/Forward Split and continue to own, either actually or constructively under Section 318 of the Internal Revenue Code, Common Stock immediately after the Reverse/Forward Split, you generally will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

          o "Not Essentially Equivalent To A Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate stock ownership interest in the Company resulting from the Reverse/Forward Split, including both actual and constructive ownership, is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

          o "Substantially Disproportionate Redemption Of Stock." The receipt of cash in the Reverse/Forward Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of Common Stock actually or constructively owned by you immediately after the Reverse/Forward Split is less than 80% of the percentage of shares of Common Stock actually or constructively owned by you immediately before the Reverse/Forward Split.

        In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you, as determined under Section 318 of the Internal Revenue Code. In addition, you may possibly be allowed or required to take into account sales and purchases of shares of Common Stock by you and by related parties that occur substantially contemporaneously with the Reverse/Forward Split. If the taxable amount is not treated as a capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain. See "Capital Gain and Loss" and "Special Rate for Certain Dividends" below. If, after applying the rules described in the preceding sentence, you have not fully recovered the tax basis of your cashed-out stock, then any such remaining tax basis will be added to the tax basis of any shares of Common Stock that you continue to own after the Reverse/Forward Split (or, if you do not actually own any more Common Stock, possibly to shares of outstanding Common Stock that are owned by parties related to you).

        Capital Gain And Loss. For individuals, net capital gain recognized upon the sale or exchange of capital assets that have been held for more than one year generally will be subject to federal income tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for one year or less will continue to be subject to tax at ordinary income tax rates. There are limitations on the deductibility of capital losses.

        Special Rate For Certain Dividends. In general, dividends are taxed at ordinary income tax rates. However, you may qualify for a 15% rate of federal income tax on any cash received in the Reverse/Forward Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder, (ii) you have held the share of stock with respect to which the dividend was received for more than 60-days during the 120-days period beginning 60-days before the ex-dividend date, as determined under the Internal Revenue Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult with your tax advisor concerning the federal income tax rate applicable to amounts treated as dividends.

        Backup Withholding. Stockholders who receive cash in connection with the Reverse/Forward Split may be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the exchange agent in connection with the Reverse/Forward Split to avoid backup withholding on cash proceeds. Failure to provide such information when requested may result in backup withholding on cash payments to you.

        OUR UNDERSTANDING OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT IS NOT BINDING ON THE INTERNAL REVENUE SERVICE OR ANY COURT. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT TO YOU, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

APPRAISAL RIGHTS

        Stockholders do not have appraisal rights under Delaware state law or under the our Restated Certificate of Incorporation or Bylaws in connection with the Reverse/Forward Split.

RESERVATION OF RIGHTS

        We reserve the right to abandon the Reverse/Forward Split without further action by our stockholders at any time before the filing of the necessary amendments to our Restated Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse/Forward Split has been authorized by our stockholders at the Annual Meeting. By voting for the Reverse/Forward Split you are expressly also authorizing us to determine not to proceed with the Reverse/Forward Split if we should so decide.

        The completion of the Reverse/Forward Split may be contingent upon our ability to obtain financing on terms acceptable to us to complete the purchase of the fractional shares as described under "Determination of Cash-Out Price; Payment of Cash-Out Price and Source of Funds."

        THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT, AT THE DISCRETION OF THE BOARD, THE REVERSE/FORWARD SPLIT.

                                   PROPOSAL 3

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte") as independent accountants to conduct the 2005 audit of our financial statements. The Board has directed that such appointment be submitted for ratification by the stockholders at the Annual Meeting.

        Deloitte has served as our independent accountants since 1990. A representative of Deloitte is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        Total fees for professional services provided by Deloitte for the years ended December 31, 2004 and 2003 were $217,325 and $197,494, respectively, for the following services:

AUDIT FEES

        The aggregate fees for professional services rendered by Deloitte for the audit of our annual financial statements and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q in 2004 and 2003 were $136,247 and $134,095, respectively.

AUDIT-RELATED FEES

        The aggregate fees paid for audit-related services in 2004 and 2003 were $10,030 and $9,933, respectively, and relate to attestation fees paid for audits of the Company's employee benefit plan.

TAX FEES

        The aggregate fees paid for preparation of tax returns were $39,817 and $26,714 for 2004 and 2003, respectively. The aggregate fees for tax planning and consultation on tax compliance in 2004 and 2003 were $17,095 and $26,752, respectively.

ALL OTHER FEES

        Total Other Fees of $14,136 paid during 2004 consisted of $7,726 for review of a proposed Director Stock Unit Program and $6,410 for due diligence of a proposed business acquisition. There were no other fees paid during 2003.

        The Audit Committee charter provides for the pre-approval of all audit services and all non-audit services to be provided by our independent accountants that are permitted under applicable law and regulation, and all corresponding fees and terms, by the Audit Committee. Pursuant to procedures established by the Audit Committee, the Chief Financial Officer and/or Chief Executive Officer are required to review and recommend for approval such services to the Audit Committee, subject to the de minimus exception for non-audit services permitted by SEC rules and regulations. For fiscal years 2004 and 2003, none of the fees listed above were covered by the de minimus exception.

        The Audit Committee has considered whether the provision of non-audit services by Deloitte for the year ended December 31, 2004 is compatible with maintaining the principal auditor's independence.

        THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

COMPANY PERFORMANCE

        The following performance graph compares cumulative total stockholder returns on the Common Stock compared to the Dow Jones US Industrial Diversified Index and the Dow Jones US Total Market Index calculated at the end of each fiscal year, December 31, 2000 through December 31, 2004. The Dow Jones US Industrial Diversified Index is comprised of 30 companies in 1 industry. The Dow Jones US Total Market Index is comprised of 2,000 companies in 52 industries. The graph assumes $100 was invested December 31, 1999 in the Common Stock and in each of the referenced indices and assumes the reinvestment of dividends.


                                               Cumulative Total Return ($)
                                  ----------------------------------------------
                                   12/99   12/00   12/01   12/02   12/03   12/04

North American Galvanizing &
 Coatings                         100.00   58.33   64.67   98.00   93.33  138.67

Dow Jones US Equity Market        100.00   90.73   79.92   62.27   81.42   91.20

Dow Jones US Industrial
Diversified                       100.00  100.72   90.55   58.80   79.54   94.79

                       EQUITY COMENSATION PLAN INFORMATION

This table provides certain information as of December 31, 2004 with respect to our equity compensation plans:

                                  (a)                               (b)                           (c)
Plan Category           Number of securities to be      Weighted-average exercise        Number of securities
                        issued upon exercise of         price of outstanding options,    remaining available for
                        outstanding options,            warrants and rights              future issuance under
                        warrants and rights                                              equity compensation
                                                                                         plans (excluding securities
                                                                                         reflected in column (a))

Equity compensation
Plans approved by
security holders             1,241,499(1)                          $1.41                       765,333(2)

Equity compensation
Plans not approved by
security holders                   0                                N/A                            0

Total                        1,241,499                             $1.41                       765,333


(1) This amount includes the following:

          o 574,833 shares issuable upon the exercise of outstanding stock options.

          o 666,666 shares issuable upon the exercise of outstanding warrants.

(2) This amount represents the number of shares available (765,333) for issuance pursuant to stock options, stock units and grants that could be granted in the future under the North American Galvanizing & Coatings, Inc. 2004 Incentive Stock Plan.

                          RELATED PARTY TRANSACTIONS

        Private Placement of Securities. In February 2001, we offered a private placement of subordinated promissory notes and warrants to certain of our directors and to accredited stockholders that held, prior to the private placement, at least 100,000 shares of Common Stock. The following directors and nominees for re-election participated in the offering as indicated:

          o Linwood J. Bundy - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock.

          o Ronald J. Evans (President) - 10% Subordinated Promissory Note for $50,000 and Warrant to purchase 33,333 shares of Common Stock.

          o Gilbert L. Klemann, II - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock.

          o Patrick J. Lynch - 10% Subordinated Promissory Note for $50,000 and Warrant to purchase 33,333 shares of Common Stock.

          o Joseph J. Morrow - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock.

          o John H. Sununu - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock.

          o The Morrow Foundation - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock. Mrs. Claire Morrow, wife of Joseph J. Morrow, is the Managing Trustee of The Morrow Foundation.

        The principal amount of each of the subordinated promissory notes and any accrued interest thereon are due upon demand beginning on the earlier of (i) February 17, 2006, (ii) the occurrence of a merger or consolidation of the Company with any other person in which the Company is not the surviving entity, or (iii) the sale, assignment, lease or other disposition of all or substantially all of the assets of the Company. The interest rate of each of the subordinated promissory notes is 10%, and accrued interest on each of the subordinated promissory notes is paid annually on February 17.

        The exercise price of $.856 per share for the warrants was determined based on the average closing market price for the Common Stock on AMEX for the 20 business day period beginning three business days after February 17, 2001. A special committee of the Board approved the private placement and the special committee received an opinion from The Robinson-Humphrey Company, LLC that the consideration to be paid was fair to us from a financial point of view.

        Morrow & Co. Mr. Joseph J. Morrow, a director of the Company and a nominee for reelection, is the Chief Executive Officer of Morrow & Co., Inc., which provides proxy solicitation and other stockholder related services to us as described in the section titled "Other Matters" in this Proxy Statement. During the year ended December 31, 2004, the Company paid Morrow & Co., Inc. $17,531, in connection with the Company's 2004 Annual Meeting of

Stockholders, consisting of a $7,500 fee for solicitation of proxies and $10,031 for related mailing and distribution costs.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file reports of changes in ownership of the Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such reports furnished to us, we believe that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal year 2004.


                              STOCKHOLDER PROPOSALS

        If any stockholder wishes to submit a proposal, including nominations for the Board, for inclusion in the proxy statement for our next annual meeting in 2006, such proposal must be received at our principal executive office by December 30, 2005. Such proposal should be directed to North American Galvanizing & Coatings, Inc., Attention: Corporate Secretary, 2250 East 73rd Street, Suite 300, Tulsa, Oklahoma 74136.

        For business to be properly brought before an annual meeting (including nominations for the Board), but not included in the proxy statement, a stockholder must follow certain procedures set forth in the Bylaws. Generally, a stockholder must give timely notice to our Corporate Secretary. To be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days prior to the meeting. The Bylaws specify the information which must accompany such stockholder notice. Details of the relevant section of the Bylaws may be obtained by any stockholder from our Corporate Secretary.

                                  OTHER MATTERS

        All expenses in connection with solicitation of proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by telephone, telecopy or telegraph by our officers and employees, who will receive no compensation for their services. We have also retained Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to assist in such solicitation. We expect to pay Morrow & Co. a fee of $5,500 for its services and will reimburse Morrow for certain out-of-pocket expenses estimated to be $6,000. Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

        Mellon Investor Services LLC has been retained to receive and tabulate proxies and to provide a representative to act as inspector of election for the Annual Meeting.

        The Board is not aware of any other matter, other than those described above, that may be presented for action at the Annual Meeting. If any other matter or proposal should be presented and should properly come before the Annual Meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters which may come before the Annual Meeting.


                           INCORPORATION BY REFERENCE

The following information is incorporated in this proxy statement by reference:

          o the financial statements, the notes thereto and the independent auditor's report thereon contained on pages FS-13 through FS-25 of our Annual Report.

          o the supplemental financial information contained on pages FS-26 through FS-27 of our Annual Report.

          o management's discussion and analysis (including qualitative disclosure about market risks) contained on pages FS-1 through FS-11 of our Annual Report.

ANNEX A
                    PROPOSED FORM OF CERTIFICATE OF AMENDMENT
                    OF RESTATED CERTIFICATE OF INCORPORATION
                           TO EFFECT THE REVERSE SPLIT

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                   NORTH AMERICAN GALVANIZING & COATINGS, INC.

        North American Galvanizing & Coatings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

        1. The amendment set forth below to the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        2. The following amendment (the "Reverse Split Amendment") shall take effect at 5:00 P.M., Central Time, on the date of the filing of this Certificate of Amendment:

        The following new subsection (a) is added to Article Fourth of the
Certificate:

        (a) Reverse Stock Split of Common Stock.

                  Immediately upon the effectiveness of this amendment to this Certificate of Incorporation (the "Reverse Split Effective Time"), each one hundred and fifty (150) shares of the Common Stock of the Corporation that are issued and outstanding immediately prior to the Reverse Split Effective Time shall automatically, without further action on the part of the Corporation or any holder of Common Stock and without requiring the surrender of certificates representing Common Stock, be combined, converted, reclassified and changed into (the "Reverse Split") one (1) fully paid and non-assessable share of Common Stock, except that holders of Common Stock who otherwise would be entitled to receive only a fractional interest in less than one share of Common Stock (an "Unattached Fractional Interest") as a result of the Reverse Split shall be entitled to receive, in lieu of such Unattached Fractional Interest, a cash payment in an amount equal to the product calculated by multiplying one hundred and fifty (150) times the fair value of one
        (1) share of Common Stock immediately prior to the Reverse Split Effective Time by the decimal equivalent of such Unattached Fractional Interest. As of the Reverse Split Effective Time, no such Unattached Fractional Interest held by such a holder shall be issued or outstanding.

        IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment on the ___ day of _____________, 200_.


                                             By:
                                                --------------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------

                    PROPOSED FORM OF CERTIFICATE OF AMENDMENT
                    OF RESTATED CERTIFICATE OF INCORPORATION
                           TO EFFECT THE FORWARD SPLIT

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                   NORTH AMERICAN GALVANIZING & COATINGS, INC.


        North American Galvanizing & Coatings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

        1. The amendment set forth below to the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        2. The following amendment (the "Forward Split Amendment") shall take effect at 5:01 P.M., Central Time, on the date of the filing of this Certificate of Amendment:

        The following new subsection (b) is added to Article Fourth of the Certificate immediately following subsection (a) thereof entitled "Reverse Stock Split of Common Stock" (which subsection (a) provided for the "Reverse Split Amendment" to the Certificate):

        (b) Forward Stock Split of Common Stock.

                  Immediately upon the effectiveness of this amendment to this Certificate of Incorporation (the "Forward Split Effective Time"), each share of the Common Stock of the Corporation that is issued and outstanding immediately prior to the Forward Split Effective Time (which shall not include any fractional interest in less than one share of Common Stock (an "Unattached Fractional Interest") held by a holder of Common Stock who is entitled to receive a cash payment in lieu of such Unattached Fractional Interest pursuant to the terms of the Reverse Split Amendment) shall automatically, without further action on the part of the Corporation or any holder of Common Stock and without requiring the surrender of certificates representing Common Stock, be subdivided into (the "Forward Stock Split") one hundred and fifty (150) fully paid and non-assessable shares of Common Stock.


        IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment on the ___ day of _____________, 200_.


                                             By:
                                                --------------------------------
                                                  Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------

                   NORTH AMERICAN GALVANIZING & COATINGS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             For the Annual Meeting of Stockholders on May 26, 2005

      The undersigned, a stockholder of record of North American Galvanizing & Coatings, Inc. on April 4, 2005 (the "Record Date"), hereby appoints Linwood J. Bundy and Ronald J. Evans, or either of them with full power of substitution, as proxies for the undersigned, to vote all shares of common stock, $.10 par value per share (the "Common Stock"), of the Company, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 2005, and at any adjournments or postponements thereof, on the matters listed on the reverse side.

      (Continued, and to be marked, dated and signed, on the reserve side)

________________________________________________________________________________
    Address Change/Comments (Mark the corresponding box on the reverse side)
________________________________________________________________________________



________________________________________________________________________________

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                                 Annual Meeting
                                       of
                   North American Galvanizing & Coatings, Inc.

                             Thursday, May 26, 2005
                                   10:00 a.m.

                            815 Connecticut Avenue NW
                                   Suite 1200
                             Washington, D.C. 20006

      (If you plan to attend the meeting in person, you will be required to present photo identification)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES     Please
LISTED BELOW AND FOR PROPOSALS 2 and 3. IF NO CHOICE IS       Mark Here
SELECTED, THE PROXY WILL VOTE YOUR SHARES IN ACCORDANCE       for Address    |_|
WITH SUCH RECOMMENDATIONS.                                    Change or
                                                              Comments
                                                              SEE REVERSE SIDE

1.    Election of the following nominees as Directors:

01 Linwood J. Bundy, 02 Ronald J. Evans, 03 Gilbert L. Klemann, II, 04 Patrick J. Lynch, 05 Joseph J. Morrow, 06 John H. Sununu

     FOR all nominees listed (except              WITHHOLD AUTHORITY to
        as marked to the contrary)              vote for nominees listed

                  |_|                                      |_|

INSTRUCTIONS: To vote FOR or WITHHOLD AUTHORITY to vote for the election of all Nominees, check the appropriate box hereon. To withhold authority to the election of any Nominee(s), write the name(s) of such Nominee(s) in the following space:

________________________________________________________________________________

If no box is marked above with respect to Proposal 1, the undersigned will be deemed to vote FOR each nominee, except for any Nominee whose name is written in the space provided above.

2. Amend the Company's Restated Certificate of Incorporation to effect a reverse stock split followed by a forward stock split at the discretion of the Board

           FOR                     AGAINST                  ABSTAIN

           |_|                       |_|                      |_|

3. Ratify the appointment of Deloitte & Touche LLP as independent accountants for fiscal 2005

           FOR                     AGAINST                  ABSTAIN

           |_|                       |_|                      |_|

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please sign, date and return this proxy promptly, using the enclosed envelope.

If no box is marked above with respect to proposals 2 and 3 the undersigned will be deemed to have voted FOR each proposals.


Signature _____________________ Signature _____________________ Date ___________

Please sign above exactly as name appears on the Proxy. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized persons. Make sure that name on your stock certificate(s) is exactly as you indicate above.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                       Vote by Internet, Telephone or Mail
                          24 Hours a Day, 7 Days a Week

    Internet and telephone voting are available until 11:59 p.m. Eastern Time
                                  May 25, 2005

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

-------------------------------------           --------------------------------           ---------------------
               Internet                                   Telephone                                 Mail
   http://www.proxyvoting.com/nga                      1-866-540-5760                      Mark, sign and date
Use the Internet to vote your proxy.            Use any touch-tone telephone to               your proxy card
Have your proxy card in hand when you    OR     vote your proxy. Have your proxy     OR             and
access the web site.                            card in hand when you call.                  return it in the
                                                                                           enclosed postage-paid
                                                                                                 envelope.
-------------------------------------           --------------------------------           ---------------------

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.